Exhibit 99.1
Cognizant Reports Third Quarter 2025 Results
•Revenue of $5.42 billion increased 7.4% year-over-year or 6.5% in constant currency1, above the high end of our guidance range, and 3.2% sequentially or 2.8% in constant currency, driven by North America and organic growth across all segments
•Operating margin of 16.0% increased 140 basis points year-over-year; Adjusted Operating Margin1 of 16.0% increased 70 basis points year-over-year
•GAAP EPS of $0.56 declined by $0.61 year-over-year and includes the $0.80 impact of a one-time, non-cash income tax expense
•Adjusted EPS1 of $1.39 increased 11% year-over-year
•Trailing 12-month bookings of $27.5 billion increased 5% year-over-year
•Year-to-date $1.5 billion returned to shareholders through share repurchases and dividends; on track to return $2.0 billion in 2025
•2025 constant currency revenue growth guidance is increased to 6.0% to 6.3%, above our prior guidance range
•2025 Adjusted Operating Margin guidance is now approximately 15.7%, expansion of 40 basis points year-over-year, the high end of prior guidance range
TEANECK, N.J., October 29, 2025 - Cognizant (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its third quarter 2025 financial results.

"Third quarter revenue grew 6.5% year-over-year and 2.8% sequentially in constant currency, representing our fifth consecutive quarter of year-over-year organic revenue growth and our strongest sequential organic growth since 2022," said Ravi Kumar S, CEO. "We maintained our large deal momentum, signing six large deals in the quarter, bringing our year-to-date total to 16 with 40% growth in large deal TCV year-to-date compared to the same period last year. I am proud of our year-to-date top-tier revenue growth, which is a testament to our differentiated capabilities at the intersection of technology and industry. We believe our three vector AI builder strategy is gaining traction and we expect our early investments in AI-led platforms and IP on the edge will help power growth in the years ahead."

$ in millions, except per share data	Q3 2025	Q3 2024	YTD Q3 2025	YTD Q3 2024
Revenue	$5,415	$5,044	$15,775	$14,654
Y/Y Change	7.4%	3.0%	7.6%	0.4%
Y/Y Change CC1	6.5%	2.7%	7.3%	0.3%
GAAP Operating Margin	16.0%	14.6%	16.1%	14.6%
Adjusted Operating Margin[1]	16.0%	15.3%	15.7%	15.2%
GAAP Diluted EPS	$0.56	$1.17	$3.22	$3.41
Adjusted Diluted EPS[1]	$1.39	$1.25	$3.93	$3.55
Our recently completed acquisitions contributed approximately 250 basis points to year-over-year revenue growth and approximately 350 basis points to the year-to-date revenue growth for Q3 2025 and YTD Q3 2025 periods, respectively. GAAP Diluted EPS includes a one-time non-cash income tax charge that negatively impacted Q3 2025 by $0.80 and YTD Q3 2025 by $0.79.
1 Constant currency ("CC") revenue growth, Adjusted Operating Margin and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS" or "Adjusted EPS") are not measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

"Third quarter revenue was well above our guidance range with broad-based growth across segments and geographies, including noteworthy performance in North America. Strong execution and cost discipline drove 70 basis points of year-over-year Adjusted Operating margin expansion, robust cash flow and year-to-date Adjusted EPS growth of 11%,” said Jatin Dalal, CFO. “We have increased our full-year revenue guidance to 6.0% to 6.3% year-over-year constant currency growth, above our prior range and deployed $1 billion through share repurchases through Q3, underscoring our confidence in our growth strategy.”
Bookings
On a trailing-twelve-month basis, bookings increased 5% year-over-year to $27.5 billion, which represented a book-to-bill of approximately 1.3x. Bookings in the third quarter declined 5% year-over-year. Third quarter bookings included six large deals, which are deals with total contract value of $100 million or greater.
Employee Metrics
On a trailing-twelve months basis, Voluntary Attrition - Tech Services was 14.5% for the period ended September 30, 2025, as compared to 15.2% and 14.6% for the periods ended June 30, 2025 and September 30, 2024, respectively. Total headcount as of September 30, 2025 was 349,800, an increase of 6,000 from June 30, 2025 and 9,700 from September 30, 2024.
Return of Capital to Shareholders
The Company repurchased 6.3 million shares for $450 million during the third quarter under its share repurchase program. Year-to-date, the company has repurchased 13.1 million shares for $994 million under the program. As of September 30, 2025, there was $2.2 billion remaining under the share repurchase authorization. In October 2025, the Company declared a quarterly cash dividend of $0.31 per share for shareholders of record on November 18, 2025. This dividend will be payable on November 26, 2025.

Fourth Quarter and Full-Year 2025 Guidance2
(all growth rates year-over-year)
•Fourth quarter revenue is expected to be $5.27 - $5.33 billion, growth of 3.8% to 4.8%, or 2.5% to 3.5% in constant currency.
•Full-year 2025 revenue is expected to be $21.05 to $21.10 billion, growth of 6.6% to 6.9%, or 6.0% to 6.3% in constant currency.
•Full-year 2025 Adjusted Operating Margin3 is expected to be approximately 15.7%, or 40 basis points of expansion.
•Full-year 2025 Adjusted Diluted EPS3 is expected to be in the range of $5.22 to $5.26.

2 Guidance as of October 29, 2025
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measures at the end of this release.

Select Company, Client and Partnership Announcements
Cognizant is building a portfolio of capabilities combined with deep domain expertise to harness and advance an AI-led future. Cognizant’s progress has been accelerated through client agreements, platform enhancements, and partnerships. Recent announcements include:
Client Announcements
•Signed a multi-year agreement with Pearson to enhance Pearson's platforms with generative and agentic AI and help Pearson enhance its products including learner experiences and applications by implementing cloud-native solutions with a microservices architecture, leveraging Cognizant Flowsource™. Additionally, Cognizant aims to use its Agent Foundry and Neuro® SAN solutions to help enhance Pearson's critical business processes.
•Announced an agreement with North Carolina Turnpike Authority (NCTA) to develop and implement a next-generation tolling back-office system. It aims to eliminate the need for traditional toll transponders, allowing drivers to pay tolls directly through automobile infotainment systems. Cognizant's IoT and API development capabilities are expected to be central to enabling a successful proof of concept (POC), laying the foundation for infrastructure-less tolling.
•Announced a contract with AP Pension, one of Denmark's leading life and pension companies. Cognizant will deliver business process outsourcing (BPO) and Robotic Process Automation (RPA) services to AP Pension. By adding additional capacity and expertise, Cognizant will help AP Pension improve efficiency, free up internal resources for strategic tasks, and, at the same time, strengthen the overall customer experience.
•Announced an agreement with SmartestEnergy, a supplier of energy solutions. As SmartestEnergy scales its operations internationally, Cognizant has been selected to deliver an end-to-end Managed Extended Detection & Response (MXDR) service, covering technology, people, and processes. Through ongoing monitoring and threat prevention, Cognizant aims to help SmartestEnergy minimize disruptions, protect sensitive data, and strengthen trust with clients and partners.
Platform Enhancements and Partnerships
•Partnering with Workfabric AI, the company building the context engine for enterprise AI. As part of this initiative, Cognizant will train and equip its context engineers with Workfabric AI's ContextFabric™ platform, which transforms the organizational DNA of enterprises — how their teams work, including their workflows, data, rules, and processes — into actionable context for AI agents.
•Announced an engagement with Temenos, a global banking technology leader, to develop and market Temenos Country Model Bank in Australia. Temenos Country Model Bank is an extension of its core banking platform designed to accelerate go-live for financial institutions. As a preferred partner for Australia, Cognizant aims to accelerate banking innovation in Australia by integrating emerging technologies into Temenos' core banking operations.
•Announced an agreement with Rubrik, a security and AI operations company, to provide Business Resilience-as-a-Service (BRaaS) for mutual customers. The new BRaaS offering combines Rubrik's cyber resilience platform with Cognizant's extensive domain and industry expertise, with the goal of delivering industrialized solutions designed to support client compliance objectives and enhance the business resilience lifecycle for clients.

Select Company Recognition, Announcements, and Analyst Ratings
•Announced its participation in the AI Education Taskforce meeting at the White House, joining senior executives from leading AI companies and officials from the Trump Administration to support a national initiative aimed at expanding AI education across the United States. As part of this collaborative effort, Cognizant was among the first of more than one hundred organizations that pledged to empower America's youth with the skills and knowledge needed to thrive in an AI-driven future.
•"Vibe Coding" event set GUINNESS WORLD RECORDS™ title. Cognizant assembled the world's largest online generative AI hackathon, producing over 30,600 working prototype projects. Over a ten-day period, over 53,000 Cognizant associates across 40 countries took part in a Vibe Coding event, a global initiative designed to democratize innovation and build AI fluency at scale.
•Introduced Cognizant Enterprise Vibe Coding Blueprint, a suite of services and reusable IP that enables Global 2000 organizations to operationalize AI-assisted coding across technical and non-technical teams, securely and at scale. Cognizant has designed the suite of services for organizations that want to use vibe coding to power innovation and drive culture change.
•Included in World's Best Employers list by Forbes in collaboration with Statista. The World's Best Employers were chosen through an independent survey covering a broad sample of more than 300,000 participants from 50 countries.
•Recognized as a Leader by Everest Group® in:
◦Retail Services PEAK Matrix® Assessment, 2025
◦Financial Crime and Compliance (FCC) Operations Services PEAK Matrix® Assessment, 2025
◦Capital Markets Operations – Services PEAK Matrix® Assessment, 2025
◦Veeva Services PEAK Matrix® Assessment, 2025
◦CPG Services PEAK Matrix® Assessment, 2025
◦Microsoft Business Application Services PEAK Matrix® Assessment, 2025
◦Clinical Data Management Operations PEAK Matrix® Assessment, 2025
◦Talent Readiness for Next Generation Cloud Services PEAK Matrix® Assessment, 2025
◦Clinical and Care Management (CCM) Operations PEAK Matrix® Assessment, 2025
◦Digital Workplace Services PEAK Matrix® Assessment, 2025 - Global
◦Property and Casualty (P&C) Insurance BPS PEAK Matrix® Assessment, 2025
◦Application Development Services for AI Applications PEAK Matrix® Assessment, 2025
◦Application Transformation Services for AI-enablement PEAK Matrix® Assessment, 2025

•Market Leader in HFS Horizons:
◦The Best Service Providers for Mortgage Reinvention, 2025 Report

•A Leader in IDC MarketScape:
◦Worldwide Life Sciences R&D Pharmacovigilance Technology Solutions and Consulting Services 2025 Vendor Assessment, doc # US53669225, July 2025
◦Worldwide Life Sciences R&D AI (Including GenAI) in Clinical Trials 2025 Vendor Assessment, doc # US53704325, August 2025
◦Worldwide Life Sciences Intelligent Supply Chain Services 2025 Vendor Assessment, doc # US51047023, August 2025
◦U.S. Value-Based Healthcare Analytics 2025 Vendor Assessment, doc # US53765825, September 2025

•Leadership in ISG Provider Lens™:
◦Global Capability Center (GCC) Services, 2025 - Global
◦Finance and Accounting Outsourcing Services, 2025 - Global

•Leadership in Avasant’s RadarView:
◦Higher Education Digital Services, 2025
◦Healthcare Payor Digital Services, 2025
◦Multisourcing Service Integration, 2025
◦Financial Services Digital Services, 2025
◦Global Capability Center Provider Services, 2025
◦Travel, Transportation & Hospitality Digital Services, 2025
◦Digital Masters: Digital Technology Transformation, 2025
◦Freight & Logistics Digital Services, 2025
◦Utilities Digital Services, 2025
◦Mortgage Business Process Transformation, 2025
◦Clinical Data Management Business Process Transformation, 2025
◦Revenue Cycle Management Business Process Transformation, 2025
◦Property and Casualty Insurance Business Process Transformation, 2025
◦IoT Services, 2025
◦Data Management and Advanced Analytics Services, 2025
◦Salesforce Services, 2025

•Recognized as a Global Leader in Constellation’s 2025 ShortListTM Report:
◦Digital Transformation Services (DTX): Global
◦AI-Driven Cognitive Applications
◦Engineering Research and Development (ER&D) Services
◦AI Services: Global
◦Customer Experience (CX) Operations Services: Global
◦Public Cloud Transformation Services: Global
◦Metaverse Design and Services

Conference Call
Cognizant will host a conference call on October 29, 2025, at 8:30 a.m. (Eastern) to discuss the Company’s third quarter 2025 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call. For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13756237 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, November 12, 2025. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.
About Cognizant
Cognizant (Nasdaq: CTSH) engineers modern businesses. We help our clients modernize technology, reimagine processes and transform experiences so they can stay ahead in our fast-changing world. Together, we’re improving everyday life. See how at www.cognizant.com or @cognizant.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, strategic partnerships and collaborations, competitive position and opportunities in the marketplace, investment in and growth of our business, the pace and magnitude of change and client needs related to generative AI, effectiveness of our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders and our anticipated financial performance, matters related to the Belcan acquisition and other statements regarding matters that are not historical facts. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the competitive and rapidly changing nature of the markets we compete in, our ability to successfully use AI-based technologies and the impact those technologies may have on the demand and terms for our services, the competitive marketplace for talent and its impact on employee recruitment and retention, risks related to our NextGen program and the ultimate benefits of such program, legal, reputational and financial risks resulting from cyberattacks, changes in the regulatory environment, including with respect to immigration, trade and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted EPS (or Adjusted EPS), free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations exclude unusual items, such as the gain on sale of property and equipment and NextGen charges. Our non-GAAP financial measures Adjusted Net Income and Adjusted Diluted EPS exclude unusual items, such as the one-time income tax expense related to the enactment of the OBBBA, the gain on sale of property and equipment and NextGen charges, net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Net Income and Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities plus proceeds from sale of property and equipment, net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time. Large deals and mega deals are defined as deals with a total contract value of $100 million or greater and $500 million or greater, respectively.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
VP, Investor Relations	SVP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$5,415	$5,044	$15,775	$14,654
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,581	3,311	10,457	9,661
Selling, general and administrative expenses	833	833	2,434	2,379
Restructuring charges	—	33	—	85
Depreciation and amortization expense	135	129	410	388
(Gain) on sale of property and equipment	—	—	(62)	—
Income from operations	866	738	2,536	2,141
Other income (expense), net:
Interest income	25	31	78	91
Interest expense	(8)	(14)	(29)	(35)
Foreign currency exchange gains (losses), net	4	(8)	13	(1)
Other, net	—	1	3	2
Total other income (expense), net	21	10	65	57
Income before provision for income taxes	887	748	2,601	2,198
Provision for income taxes	(613)	(170)	(1,023)	(514)
Income (loss) from equity method investment	—	4	4	10
Net income	$274	$582	$1,582	$1,694
Basic earnings per share	$0.56	$1.17	$3.22	$3.41
Diluted earnings per share	$0.56	$1.17	$3.22	$3.41
Weighted average number of common shares outstanding - Basic	486	496	491	497
Dilutive effect of shares issuable under stock-based compensation plans	1	—	—	—
Weighted average number of common shares outstanding - Diluted	487	496	491	497

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,341	$2,231
Short-term investments	13	12
Trade accounts receivable, net	4,391	4,059
Other current assets	1,349	1,202
Total current assets	8,094	7,504
Property and equipment, net	949	994
Operating lease assets, net	578	552
Goodwill	7,100	6,953
Intangible assets, net	1,472	1,599
Deferred income tax assets, net	844	1,248
Long-term investments	107	90
Other noncurrent assets	990	1,026
Total assets	$20,134	$19,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$284	$340
Deferred revenue	384	450
Short-term debt	33	33
Operating lease liabilities	154	152
Accrued expenses and other current liabilities	2,578	2,610
Total current liabilities	3,433	3,585
Deferred revenue, noncurrent	35	30
Operating lease liabilities, noncurrent	432	420
Deferred income tax liabilities, net	168	154
Long-term debt	551	875
Other noncurrent liabilities	618	494
Total liabilities	5,237	5,558
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 483 and 495 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	14	13
Retained earnings	14,942	14,686
Accumulated other comprehensive income (loss)	(64)	(296)
Total stockholders’ equity	14,897	14,408
Total liabilities and stockholders’ equity	$20,134	$19,966

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,		Guidance
	2025	2024	2025	2024	Full Year 2025 (1)
GAAP income from operations	$866	$738	$2,536	$2,141
(Gain) on sale of property and equipment(a)	—	—	(62)	—
NextGen charges(b)	—	33	—	85
Adjusted Income From Operations	$866	$771	$2,474	$2,226

GAAP operating margin	16.0%	14.6%	16.1%	14.6%
(Gain) on sale of property and equipment	—	—	(0.4)	—	(0.3)%
NextGen charges	—	0.7	—	0.6	—
Adjusted Operating Margin	16.0%	15.3%	15.7%	15.2%	~15.7%

GAAP net income	$274	$582	$1,582	$1,694
Effect of adjustments to income from operations, pre-tax	—	33	(62)	85
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(4)	8	(13)	1
Tax effect of above adjustments(d)	15	(5)	34	(18)
One-time income tax expense related to the enactment of the OBBBA(e)	390	—	390	—
Adjusted Net Income	$675	$618	$1,931	$1,762

GAAP diluted earnings per share	$0.56	$1.17	$3.22	$3.41
Effect of adjustments to income from operations, pre-tax	—	0.07	(0.13)	0.17	$(0.13)
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(0.01)	0.02	(0.03)	—	(c)
Tax effect of above adjustments(d)	0.04	(0.01)	0.08	(0.03)	(a) (c)
One-time income tax expense related to the enactment of the OBBBA(e)	0.80	—	0.79	—	0.80
Adjusted Diluted Earnings Per Share	$1.39	$1.25	$3.93	$3.55	$5.22 - $5.26
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)During the three months ended March 31, 2025, we realized a gain on the sale of an office complex in India, which was reported in "(Gain) on sale of property and equipment" on our unaudited consolidated statement of operations. Our guidance anticipates pre-tax charges of approximately $(0.13) per diluted share for the full year 2025. The tax effect of these charges is expected to be approximately $0.02 per diluted share for the full year 2025.
(b)NextGen charges for the three months ended September 30, 2024 include $29 million of employee separation costs and $4 million of facility exit costs. NextGen charges for the nine months ended September 30, 2024 include $55 million of employee separation costs, $29 million of facility exit costs and $1 million of third party and other costs. The program concluded on December 31, 2024. The costs related to the NextGen program are reported in "Restructuring charges" in our unaudited consolidated statements of operations.
(c)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(d)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Non-GAAP income tax benefit (expense) related to:
Gain on sale of property and equipment	$—	$—	$(9)	$—
NextGen charges	—	8	—	21
Foreign currency exchange gains and losses	(15)	(3)	(25)	(3)
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.
(e)In July 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted in the United States, which, among other provisions, repealed the requirement to capitalize U.S. research and experimental ("R&E") costs. As a result, we do not believe it is more likely than not that we will realize our deferred tax asset of $390 million related to R&E costs capitalized outside the United States. These amounts would have otherwise been available to offset certain future U.S. taxes on our non-U.S. earnings, which, as a result of this repeal, we no longer project to be applicable to us. Therefore, in the third quarter of 2025, we recorded a one-time, non-cash income tax expense of $390 million.
Reconciliations of Net Cash
(Unaudited)

(in millions)	September 30, 2025	December 31, 2024
Cash and unrestricted cash equivalents	$2,341	$2,231
Short-term investments	13	12
Less:
Short-term debt	33	33
Long-term debt	551	875
Net cash	$1,770	$1,335

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended September 30, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$1,604	29.6%	5.9%	5.1%
Financial Services	1,578	29.2%	6.2%	5.4%
Products and Resources (b)	1,383	25.5%	12.6%	11.4%
Communications, Media and Technology	850	15.7%	4.2%	3.6%
Total Revenues (b)	$5,415		7.4%	6.5%
Revenues by Geography:
North America (b)	$4,028	74.4%	7.8%	7.8%
United Kingdom	503	9.2%	4.4%	0.7%
Continental Europe	539	10.0%	11.1%	4.6%
Europe - Total	1,042	19.2%	7.8%	2.7%
Rest of World	345	6.4%	0.9%	2.6%
Total Revenues (b)	$5,415		7.4%	6.5%

	Nine Months Ended September 30, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$4,726	30.0%	7.6%	7.2%
Financial Services	4,587	29.1%	6.2%	5.9%
Products and Resources (b)	3,967	25.1%	13.8%	13.2%
Communications, Media and Technology	2,495	15.8%	1.5%	1.3%
Total Revenues (b)	$15,775		7.6%	7.3%
Revenues by Geography:
North America (b)	$11,794	74.8%	8.4%	8.5%
United Kingdom	1,442	9.1%	4.3%	1.6%
Continental Europe	1,552	9.8%	7.9%	4.8%
Europe - Total	2,994	18.9%	6.2%	3.2%
Rest of World	987	6.3%	3.0%	5.1%
Total Revenues (b)	$15,775		7.6%	7.3%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.
(b)For the three and nine months ended September 30, 2025, our acquisition of Belcan contributed approximately 250 basis points and approximately 350 basis points to overall revenue growth, respectively, primarily in North America and to a lesser extent in the United Kingdom. Additionally, Belcan contributed approximately 900 and 1,300 basis points of growth to our Products and Resources segment for the three and nine months ended September 30, 2025, respectively.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$274	$582	$1,582	$1,694
Adjustments for non-cash income and expenses	600	92	897	354
Changes in operating assets and liabilities, net of effects of businesses acquired	353	173	(454)	(844)
Net cash provided by operating activities	1,227	847	2,025	1,204
Cash flows from investing activities:
Purchases of property and equipment	(67)	(56)	(211)	(214)
Proceeds from sale of property and equipment	—	—	70	—
Net maturities (purchases) of investments	1	—	(14)	262
Payments for business combinations, net of cash acquired	—	(1,194)	—	(1,615)
Net cash (used in) investing activities	(66)	(1,250)	(155)	(1,567)
Cash flows from financing activities:
Issuance of common stock under stock-based compensation plans	13	14	46	49
Repurchases of common stock	(463)	(242)	(1,040)	(451)
Net change in term loan borrowings and earnout obligations and finance leases	(11)	(11)	(32)	(61)
Proceeds from borrowing under the revolving credit facility	—	600	—	600
Repayment of notes outstanding under the revolving credit facility	—	—	(300)	—
Dividends paid	(151)	(149)	(459)	(450)
Net cash (used in) provided by financing activities	(612)	212	(1,785)	(313)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(4)	11	25	(28)
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	545	(180)	110	(704)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	1,796	2,193	2,231	2,717
Cash and cash equivalents, end of period	$2,341	$2,013	$2,341	$2,013

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended September 30,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2025	2024
Number of shares repurchased	6.3	3.1

Remaining authorized balance as of September 30, 2025	$2,243

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,227	$847	$2,025	$1,204
Purchases of property and equipment	(67)	(56)	(211)	(214)
Proceeds from sale of property and equipment	—	—	70	—
Free cash flow	$1,160	$791	$1,884	$990